                                            Filed Pursuant to Rule 424(b)(5)
                                            Registration Number 33-51379


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 13, 1998)

                                 $225,000,000

                          COMMONWEALTH EDISON COMPANY

                         6.95% NOTES DUE JULY 15, 2018

                               ----------------

                    INTEREST PAYABLE JULY 15 AND JANUARY 15

                               ----------------

  Interest on the Notes offered hereby (the "Offered Notes") is payable semiannually on July 15 and January 15, beginning January 15, 1999. The Offered Notes may be redeemed at any time at the option of Commonwealth Edison Company ("ComEd"), in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Offered Notes being redeemed, plus accrued interest thereon to the redemption date, and (ii) the Make-Whole Amount (as hereinafter defined), if any, with respect to such Offered Notes. The Offered Notes will be registered in the name of Cede & Co., as registered owner and as nominee for The Depository Trust Company ("DTC"), New York, New York. Beneficial interests in the Offered Notes will be shown on, and transfers will be effected only through, records maintained by DTC (with respect to its participants' interests) and its participants. Except as described herein, Offered Notes will not be issued in certificated form. Settlement for the Offered Notes will be made in immediately available funds. The Offered Notes will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity for the Offered Notes will therefore settle in immediately available funds. All payments of principal and interest will be made by ComEd in immediately available funds. See "Description of the Offered Notes" herein.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR  ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR
     THE PROSPECTUS TO  WHICH IT RELATES. ANY REPRESENTATION  TO THE CON-
      TRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                              Underwriting
                            Price to          Discounts and        Proceeds to
                            Public(1)        Commissions(2)       Company(1)(3)
-------------------------------------------------------------------------------
Per Offered Note......       99.572%             0.875%              98.697%
-------------------------------------------------------------------------------
Total.................    $224,037,000         $1,968,750         $222,068,250
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Plus accrued interest from July 15, 1998.
(2) See "Underwriting."
(3) Before deducting expenses payable by ComEd estimated to be $525,000.

                               ----------------

  The Offered Notes are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the Offered Notes will be made in New York City on or about July 16, 1998.

                               ----------------

PAINEWEBBER INCORPORATED                                   LEHMAN BROTHERS INC.

ABN AMRO INCORPORATED

                           BNY CAPITAL MARKETS, INC.

                                                              J.P. MORGAN & CO.

ARTEMIS CAPITAL GROUP                                 BLAYLOCK & PARTNERS, L.P.

                               ----------------

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 13, 1998.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                       DESCRIPTION OF THE OFFERED NOTES

  The following description of the particular terms of the Offered Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Notes set forth in the Prospectus, to which description reference is hereby made. Capitalized terms not defined herein have the meanings assigned to such terms in the Prospectus.

GENERAL.

  The Offered Notes will be issued under ComEd's Indenture dated as of September 1, 1987, as amended and supplemented, and as further supplemented by a Supplemental Indenture to be dated July 15, 1998, creating the Offered Notes. The Offered Notes will bear interest at the rate per annum, and will be due and payable on the date, specified on the cover page of this Prospectus Supplement.

  The Offered Notes will be issued only in fully registered form and, when issued, will be registered in the name of Cede & Co., as registered owner and as nominee for DTC. DTC will act as securities depository for the Offered Notes. Purchases of beneficial interests in the Offered Notes will be made in book-entry form only, in denominations of $1,000 or any integral multiple thereof. Purchasers of such beneficial interests will not receive certificates representing their beneficial interests in the Offered Notes. See "Book-Entry Notes" below. No service charge will be made for any transfer or exchange of Offered Notes, but ComEd may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection therewith.

  Principal and interest payments on the Offered Notes will be made by ComEd to Cede & Co. (as nominee of DTC) so long as Cede & Co. is the registered owner. Disbursement of such payments to the DTC Participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners of the Offered Notes is the responsibility of DTC Participants and Indirect Participants, all as described below under "Book-Entry Notes."

OPTIONAL REDEMPTION.

  The Offered Notes may be redeemed at any time at the option of ComEd, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the Offered Notes being redeemed, plus accrued interest thereon to the redemption date, and (ii) the Make-Whole Amount, if any, with respect to such Offered Notes (the "Redemption Price").

  "Make-Whole Amount" means the excess, if any, of (i) the aggregate present value as of the date of any optional redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the Reinvestment Rate (determined on the third Business Day preceding the date notice of such redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made, over (ii) the aggregate principal amount of the Offered Notes being redeemed.

  "Reinvestment Rate" means .25% (twenty-five one-hundredths of one percent) plus the arithmetic mean of the yields under the respective headings "This Week" and "Last Week" published in the Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For purposes of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

  "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by ComEd.

  Written notice of any optional redemption of any Offered Notes will be given by mail, first-class postage prepaid, to holders at their respective addresses, as shown in the security register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the Redemption Price and the principal amount of the Offered Notes held by such holder to be redeemed. If less than all the Offered Notes are to be redeemed, ComEd will notify the Indenture Trustee (as defined in the Prospectus) at least 60 days prior to the redemption of the aggregate principal amount of Offered Notes to be redeemed and their redemption date. The Indenture Trustee shall select, in such manner as it shall deem fair and appropriate, Offered Notes to be redeemed in whole or in part. Offered Notes may be redeemed in part in denominations of $1,000 or in any integral multiple thereof. If notice of redemption of the Offered Notes has been given as provided in the Indenture and funds for the redemption of any Offered Notes called for redemption shall have been made available on the redemption date referred to in such notice, such Offered Notes will cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the holders of the Offered Notes will be to receive payment of the Redemption Price.

BOOK-ENTRY NOTES.

  DTC will act as securities depository for the Offered Notes. The Offered Notes will be issued as fully-registered securities registered in the name of Cede & Co., DTC's partnership nominee, and will be deposited with DTC.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants ("DTC Participants") deposit with DTC. DTC also facilitates the settlement among DTC Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC Participants' accounts, thereby eliminating the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of the DTC Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and the DTC Participants are on file with the Securities and Exchange Commission.

  Purchases of beneficial ownership interests in the Offered Notes under the DTC system must be made by or through DTC Participants, which will receive a credit for the Offered Notes on DTC's records. The ownership interest of each beneficial owner of an Offered Note (a "Beneficial Owner") is in turn to be recorded on the DTC Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the DTC Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of beneficial ownership interests in the Offered Notes are to be accomplished by entries made on the books of DTC Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their beneficial ownership interests in the Offered Notes, except in the event that use of the book-entry only system for the Offered Notes is discontinued as described below.

  To facilitate subsequent transfers, all Offered Notes deposited by DTC Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Offered Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial

Owners of the Offered Notes. DTC's records reflect only the identity of the DTC Participants to whose accounts such Offered Notes are credited, which may or may not be the Beneficial Owners. The DTC Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to DTC Participants, by DTC Participants to Indirect Participants, and by DTC Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Neither DTC nor Cede & Co. will consent or vote with respect to the Offered Notes. Under its usual procedures, DTC mails an "Omnibus Proxy" to ComEd as soon as possible after the record date. The "Omnibus Proxy" assigns Cede & Co.'s consenting or voting rights to those DTC Participants to whose accounts the Offered Notes are credited on the record date identified in a listing attached to the "Omnibus Proxy."

  Principal and interest payments on the Offered Notes will be made to DTC. DTC's practice is to credit DTC Participants' accounts on a payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on a payment date. Payments by DTC Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such DTC Participant and not of DTC, the Indenture Trustee or ComEd, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments of principal and interest to DTC is the responsibility of the Indenture Trustee. Disbursement of such payments to DTC Participants shall be the responsibility of DTC and disbursement of such payments to the Beneficial Owners shall be the responsibility of the DTC Participants and Indirect Participants.

  If DTC is at any time unwilling or unable to continue as securities depository and a successor depository is not appointed by ComEd within 90 days after notice of such condition, ComEd will issue Offered Notes in certificated form in exchange for each Offered Note issued in book-entry form. In addition, ComEd may at any time determine that Offered Notes will not be represented by book-entry notes, and, in such event, will issue Offered Notes in certificated form in exchange for all Offered Notes then issued in book-entry form. In any such instance, an owner of book-entry notes will be entitled to physical delivery in certificated form of Offered Notes equal in principal amount to such book-entry notes and to have such Offered Notes registered in such owner's name. Offered Notes so issued in certificated form will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof and will be issued in registered form only, without coupons.

  The information provided immediately above under this caption has been prepared from information provided by DTC. No representation is made by ComEd or the Underwriters as to the accuracy or adequacy of such information or as to the absence of material adverse changes in such information subsequent to the date hereof.

  For so long as the Offered Notes are registered in the name of DTC or its nominee, Cede & Co., ComEd and the Indenture Trustee will recognize only DTC or its nominee, Cede & Co., as the registered owner of the Offered Notes for all purposes, including payments, notices and voting.

  ComEd shall not have any responsibility or obligation with respect to the accuracy of the records of DTC, its nominee or any DTC Participant or Indirect Participant relating to any beneficial ownership interest in any Offered Note or with respect to the payment to any DTC Participant or Indirect Participant or any other person, other than a registered owner of an Offered Note, of any amount with respect to the principal of, or interest on, any Offered Note.

SAME-DAY SETTLEMENT AND PAYMENT.

  Settlement for the Offered Notes will be made by the Underwriters in immediately available funds. All payments of principal and interest on the Offered Notes will be made by ComEd in immediately available funds.

  Secondary trading in long-term bonds and notes of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Offered Notes will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Offered Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Offered Notes.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement") between ComEd and PaineWebber Incorporated as representative of the several underwriters named therein (the "Underwriters"), ComEd has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase, the principal amounts of the Offered Notes set forth after its name below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the Offered Notes if any are purchased.

                                                                    PRINCIPAL
                                                                    AMOUNT OF
                                                                     OFFERED
UNDERWRITER                                                           NOTES
-----------                                                        ------------
PaineWebber Incorporated.......................................... $ 67,500,000
Lehman Brothers Inc...............................................   67,500,000
ABN AMRO Incorporated.............................................   22,500,000
The Bank of New York..............................................   22,500,000
J.P. Morgan Securities Inc........................................   22,500,000
Artemis Capital Group.............................................   11,250,000
Blaylock & Partners, L.P..........................................   11,250,000
                                                                   ------------
                                                                   $225,000,000
                                                                   ============

  The Underwriters have advised ComEd that they propose initially to offer the Offered Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of .50 of 1% of the principal amount of the Offered Notes. The Underwriters may allow and such dealers may reallow a discount not in excess of .25 of 1% of the principal amount of the Offered Notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

  ComEd has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute with respect to payments which such Underwriters may be required to make in respect thereof.

  ComEd does not intend to apply for listing of the Offered Notes on a national securities exchange. Each Underwriter may make a market in the Offered Notes, but such Underwriter is not obligated to do so and may discontinue market-making at any time without notice. No assurances can be given as to the liquidity of, or that there will be a secondary market for, the Offered Notes.

  The Underwriters may engage in overallotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids with respect to the Offered Notes in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Overallotment transactions involve syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the Offered Notes so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Offered Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Offered Notes originally sold by such syndicate member are purchased in a syndicate covering transaction. Such overallotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids may cause the prices of the Offered Notes to be higher than they would otherwise be in the absence of such transactions. Neither ComEd, the Indenture Trustee nor any of the Underwriters represent that the Underwriters will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice at any time.

  The Underwriters and their affiliates engage or may in the future engage in investment banking and/or commercial banking or other transactions with and perform services for ComEd and certain of its affiliates in the ordinary course of business.

                          COMMONWEALTH EDISON COMPANY

                                DEBT SECURITIES
                          CUMULATIVE PREFERENCE STOCK

  Commonwealth Edison Company ("ComEd") may offer, from time to time, not to exceed $505,000,000 aggregate initial offering price of its (i) Debt Securities (the "Debt Securities"), consisting of First Mortgage Bonds (the "Bonds"), in one or more series, and Notes (the "Notes"), in one or more series, and (ii) Cumulative Preference Stock, without par value (the "New Cumulative Preference Stock"), in one or more series. The Debt Securities and New Cumulative Preference Stock (together, the "Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms to be determined at the time or times of sale. The Bonds will be issued under, and secured by, a mortgage which constitutes a lien on substantially all of the properties and franchises of ComEd. The Notes will be unsecured, and the indenture under which they are to be issued contains no limitations on the issuance by ComEd of other indebtedness (whether secured or unsecured).

  For each offering of Bonds (the "Offered Bonds") or Notes (the "Offered Notes") for which this Prospectus is being delivered, there is an accompanying Prospectus Supplement (the "Prospectus Supplement") that sets forth the specific designation, aggregate principal amount, maturity or maturities, rate or rates and times of payment of interest, sinking fund provisions, redemption terms and any other special terms of the Offered Bonds or the Offered Notes, as the case may be, and any planned listing thereof on a securities exchange (although no assurance can be given as to the liquidity of, or the trading market for, any of the Debt Securities). For each offering of New Cumulative Preference Stock for which this Prospectus is being delivered (the "Offered Preference"), there is an accompanying Prospectus Supplement that sets forth the number of shares, public offering price, dividend rate (or method of calculation thereof), redemption and sinking fund terms and any other special terms of the Offered Preference, as well as any planned listing thereof on a securities exchange (although no assurance can be given as to the liquidity of, or the trading market for, any shares of the New Cumulative Preference Stock).

  ComEd may sell the Securities to or through underwriters or dealers, directly to other purchasers or through agents. The names of any underwriters, dealers or agents involved in the distribution of the Offered Bonds, the Offered Notes or the Offered Preference, as the case may be (the "Offered Securities"), any applicable discounts, commissions or allowances, any initial public offering price and the proceeds to ComEd from the sale of the Offered Securities are set forth in the Prospectus Supplement. See "Plan of Distribution" herein.

                               ----------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE  COMMISSION OR ANY STATE SECURITIES COMMISSION NOR  HAS THE
     SECURITIES AND  EXCHANGE COMMISSION OR ANY STATE  SECURITIES COMMIS-
       SION PASSED  UPON THE ACCURACY  OR ADEQUACY OF  THIS PROSPECTUS.
         ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                 The date of this Prospectus is July 13, 1998.

                                  THE COMPANY

  ComEd is engaged principally in the production, purchase, transmission, distribution and sale of electricity to a diverse base of residential, commercial, industrial and wholesale customers. ComEd's electric service territory has an area of approximately 11,300 square miles and an estimated population of approximately 8 million as of March 31, 1998. It includes the city of Chicago, an area of about 225 square miles with an estimated population of approximately 3 million from which ComEd derived approximately one-third of its ultimate consumer revenues in the twelve months ended March 31, 1998. ComEd had 3.4 million electric customers at March 31, 1998. ComEd's principal executive offices are located at 37th Floor, 10 South Dearborn Street, Post Office Box 767, Chicago, IL 60690-0767, and its telephone number is 312/394-4321.

                             AVAILABLE INFORMATION

  ComEd is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, information statements and other information with the Securities and Exchange Commission (the "'Commission"). Such reports, information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Such reports, information statements and other information concerning ComEd may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60604 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94101, the securities exchanges on which certain of ComEd's securities are listed. ComEd is also subject to the electronic filing requirements of the Commission. Accordingly, pursuant to the rules and regulations of the Commission, certain documents, including annual and quarterly reports and information statements, filed by ComEd with the Commission have been filed electronically. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants (including ComEd) that file electronically with the Commission at (http://www.sec.gov.). ComEd has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the Securities. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to such Registration Statement.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  The following documents filed by ComEd with the Commission (File No. 1-1839) are incorporated in this Prospectus by reference and made a part hereof:

    (i) ComEd's Annual Report on Form 10-K for the year ended December 31, 1997 (the "1997 Form 10-K Report");

    (ii) ComEd's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998 (the "March 31, 1998 Form 10-Q Report"); and

    (iii) ComEd's Current Reports on Form 8-K dated January 14, 1998, January 30, 1998 (the "January 30, 1998 Form 8-K Report"), February 6, 1998, April 23, 1998 and July 6, 1998.

  All documents subsequently filed by ComEd pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering or offerings made by this Prospectus, shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  ComEd will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents that have been or may be incorporated in this Prospectus by reference, other than certain exhibits to such documents. Such requests should be directed to David A. Scholz, Secretary, Commonwealth Edison Company, 37th Floor, 10 South Dearborn Street, Post Office Box 767, Chicago, IL 60690-0767 (telephone number 312/394-3126).

                              SUMMARY INFORMATION

  The following summary information is qualified in its entirety by the information appearing elsewhere in this Prospectus and by the information and financial statements appearing in the documents incorporated in this Prospectus by reference.

                                  THE OFFERING

Issue....................  Not to exceed $505,000,000 aggregate initial offering price of Securities, consisting of Bonds, Notes and
                           New Cumulative Preference Stock
Terms of Debt Securities.  To be determined at time or times of sale
Terms of New Cumulative
 Preference Stock........  To be determined at time or times of sale
Use of Proceeds..........  For general corporate purposes of ComEd, including to discharge or refund outstanding long-term debt and
                           preference stock of ComEd

                          COMMONWEALTH EDISON COMPANY

Estimated Population of Service Area (excluding municipalities)...   8,137,000
Customers (as of March 31,1998)...................................   3,445,000
Sales (thousands of kilowatthours-12 months ended March 31, 1998).  96,175,000
Net Electric Generating Capability, net of summer limitations
 (kilowatts-as of March 1, 1998)..................................  20,198,000
Fuel Sources of Kilowatthour Generation (12 months ended March 31,
 1998):
 Nuclear..........................................................          56%
 Coal.............................................................          39
 Oil..............................................................          --
 Natural gas......................................................           5
                                                                    ----------
                                                                           100%
                                                                    ==========

                             FINANCIAL INFORMATION

                                          YEAR ENDED DECEMBER 31                      TWELVE MONTHS
                          ----------------------------------------------------------      ENDED
                            1993        1994        1995        1996        1997      MARCH 31, 1998
                          ----------  ----------  ----------  ----------  ----------  --------------
Electric Operating
 Revenues (thousands of
 dollars)...............  $5,260,440  $6,277,521  $6,909,786  $6,934,547  $7,073,088   $ 7,113,116
Net Income (Loss)
 (thousands of dollars).  $  112,440  $  423,946  $  717,154  $  743,368  $ (773,773)  $  (979,914)
Net Income (Loss) on
 Common Stock (thousands
 of dollars)............  $   46,388  $  359,019  $  647,193  $  678,944  $ (834,259)  $(1,039,420)
Ratios of Earnings to--
 Fixed Charges..........        1.19x       1.99x       2.79x       2.90x       0.58x         0.53x
 Fixed Charges and
  Preferred and
  Preference Stock
  Dividend Requirements.        1.03x       1.73x       2.39x       2.48x       0.49x         0.45x

--------
See Notes (A) through (G) on pages 4 through 7.

NOTES TO FINANCIAL INFORMATION:

(A) In January 1993, ComEd adopted an accounting standard which requires an asset and liability approach for financial accounting and reporting for income taxes as opposed to the deferred method that ComEd had previously used. ComEd adopted the standard as a cumulative effect of a change in accounting principle, which increased net income and net income on common stock for the year ended December 31, 1993 by $9.7 million (after-tax).

    In November 1993, two settlements (the "Settlements") related to various proceedings and matters concerning ComEd's rates (the "Rate Matters Settlement") and its fuel adjustment clause (the "Fuel Matters Settlement") became final. The recording of the effects of the Settlements in October 1993 reduced 1993 net income and net income on common stock by approximately $354 million (after-tax), in addition to the approximately $160 million (after-tax) effect of the deferred recognition of revenues and after the partially offsetting effect of recording approximately $269 million (after-tax) in deferred carrying charges authorized in the Illinois Commerce Commission ("ICC") rate order issued in January 1993. Refunds related to the Rate Matters Settlement, and reduced fuel adjustment clause ("FAC") collections related to the Fuel Matters Settlement, have been completed.

(B) The Illinois Public Utilities Act requires the ICC to hold annual public hearings to determine whether each utility's FAC reflects actual costs of fuel and power prudently purchased and to reconcile amounts collected with actual costs. Prior to its decision to eliminate its FAC, effective as of January 1, 1997, ComEd recovered from its customers the cost of the fuel used to generate electricity and purchased power as compared to fuel costs included in base rates.

    Final ICC orders have been issued in fuel reconciliation proceedings related to ComEd's FAC collections for years prior to 1994 and for the year 1995. In the fuel reconciliation proceeding for 1994, the ICC staff and an intervenor have filed briefs proposing a refund of $34 million relating to nuclear station performance. In the fuel reconciliation proceeding for 1996, an intervenor has filed testimony seeking a refund of approximately $78 million relating to nuclear station performance, and the ICC staff also has filed testimony proposing a refund of $104 million. The Illinois Electric Service Customer Choice and Rate Relief Law of 1997 (the "1997 Act" as described in Note F below) provides that the fuel reconciliation proceedings for 1994 and 1996 must be concluded by the end of 1998. If refunds are required in these proceedings, the refunds could have a material adverse effect on results of operations. The 1997 Act also provides that, because ComEd eliminated its FAC effective January 1, 1997, the ICC shall not conduct a fuel reconciliation proceeding for the year 1997 or any subsequent years. For additional information concerning ComEd's coal purchase commitments, nuclear operations and fuel reconciliation proceedings, see "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaptions "Liquidity and Capital Resources" and "Regulation--Nuclear Matters," and
    Note 1 of Notes to Financial Statements, under "Coal Reserves" and "Fuel Adjustment Clause," in the March 31, 1998 Form 10-Q Report.

(C) In 1994, ComEd recorded a reduction in the carrying value of its investments in uranium-related properties after completing a review of various alternatives and reassessing the long-term recoverability of those investments at that time. In addition, ComEd took further write downs of its investment in such properties in 1997 to reflect costs which are not expected to be recovered in the competitive market, that is expected to develop as a result of the 1997 Act. The effects of the 1994 reduction reduced net income and net income on common stock for that year by $34 million (after-tax) and the write down in 1997 resulted in a charge of $60 million (after-tax).

(D) In January 1995, the ICC issued its rate order (the "Rate Order") in the proceedings relating to ComEd's February 1994 rate increase request. The Rate Order provided, among other things, for an increase in ComEd's total revenues of approximately $302 million (excluding add-on revenue taxes) on an annual basis. The rates provided in the Rate Order became effective on January 14, 1995. Appeals related to the Rate Order have been completed without changing the rates authorized in the order.

(E) ComEd has also recorded several one-time or non-recurring charges during the periods shown under "Financial Information." Operation and maintenance expenses include $34 million, $97 million, $12 million, $39 million and $52 million for the years 1994, 1995, 1996, 1997 and the twelve months ended March 31, 1998, respectively, related to early retirement and voluntary separation offers to certain ComEd and its subsidiaries' employees and certain other one-time employee related costs. Such costs resulted in after-tax charges of $20 million, $59 million, $7 million, $24 million and $31 million for the years 1994, 1995, 1996, 1997 and the twelve months ended March 31, 1998, respectively.

    ComEd recorded an extraordinary loss of $33 million in 1995 related to the early redemption of $645 million of long-term debt, which loss reduced net income and net income on common stock by $20 million (after reflecting income tax effects of $13 million).

    An income tax refund related to prior years had a positive impact of $26 million (after-tax) for the year 1996. The effects of a reduction in real estate taxes, related to the year 1995, had a positive impact of $14 million (after-tax) for the year 1996.

    ComEd recorded an increase in certain nuclear plant depreciation of $30 million, $59 million and $61 million for the years 1996, 1997 and the twelve months ended March 31, 1998, respectively. Such increased costs resulted in after-tax charges of $20 million for the year 1996 and $43 million for the year 1997 and the twelve months ended March 31, 1998.

    The year 1997 and the twelve months ended March 31, 1998 reflect an increase in fuel and purchased power costs of approximately $336 million and $357 million, respectively, compared to the same twelve month periods in the prior year, primarily due to outages at certain of ComEd's nuclear generating stations. Additional costs of purchasing power could adversely affect ComEd's operating results for 1998, and are expected to affect adversely its results for the first six months of 1998.

(F) ComEd's results for the year 1997 and the twelve months ended March 31, 1998 were adversely impacted by its discontinuation of regulatory accounting practices for the generation portion of its business and other charges recorded as a result of the 1997 Act (described below); and also by a write-off related to ComEd's decision, announced in January 1998, to close its Zion nuclear generating station. The results also reflect refunds and write-offs associated with ComEd's decision to eliminate its FAC, effective as of January 1, 1997 and a write down of ComEd's investment in uranium-related properties (see Note C above). The 1997 results were partially offset by a year-end change in ComEd's method of revenue recognition, which was made retroactive to January 1, 1997.

    Because the 1997 Act is expected ultimately to lead to market-based pricing of electric generation services, ComEd discontinued regulatory accounting practices for the generation portion of its business in the fourth quarter of 1997, which resulted in the write-off of its generation-related net regulatory assets (which represent assets and liabilities properly recorded under regulatory accounting practices but which would not be recorded under generally accepted accounting principles for non-regulated entities). Net regulatory assets related to ComEd's transmission and distribution businesses, which remain subject to regulation, were not affected. The write-off resulted in an extraordinary charge in 1997 of $810 million (after-tax). In addition, ComEd elected, as permitted under the 1997 Act, to eliminate its FAC in December 1997, which resulted in a charge of $44 million (after-tax). The reduction includes $25 million (after-tax) in net FAC charges billed to its customers in 1997, which are being refunded to customers in 1998. The reduction also includes a write-off of $19 million (after-tax) in underrecovered energy costs that ComEd would have been entitled to recover if the FAC had remained in effect.

   On July 6, 1998, Unicom Corporation announced several objectives that it is adopting for the operation of ComEd and its other subsidiaries. Among other things, these objectives contemplate that ComEd will undertake steps to offer for sale its coal-fired generation plants, representing an approximate aggregate capacity of 5,600 megawatts. Such plants have an aggregate book value of approximately $1.1 billion. ComEd would retain its existing nuclear, oil and gas-fired generating units, which represent an aggregate capacity of approximately 13,500 megawatts, and its transmission and distribution assets.

   Also on July 6, 1998, ComEd announced its revised impairment evaluation, which is expected to result in a plant impairment of approximately $3 billion, based on the Commission's recent interpretive guidance regarding the application of Statement of Financial Accounting Standards ("SFAS") No. 121, when a regulated enterprise such as an electric utility discontinues regulatory accounting practices for separable portions of its operations and assets. The SEC's interpretive guidance concludes that for purposes of applying SFAS No. 121, supplemental regulated cash flows (such as a "competitive transition charge" ("CTC")) should be excluded from the cash flows of assets in a portion of the business not subject to regulatory accounting practices. The guidance also addresses the extent to which assets should be grouped to determine impairment. If such assets are impaired, a regulatory asset should be established if such costs are recoverable through regulated cash flows. Accordingly, ComEd's $3 billion impairment will result in a reduction in plant assets and the creation of a regulatory asset, which will be amortized over a transition period which is expected to end by 2006, but may be extended to 2008 if certain conditions are met. This balance sheet reclassification will not have an effect on results of operations when it is recorded in the second quarter of 1998.

   On January 14, 1998, the Boards of Directors of Unicom Corporation and ComEd authorized the permanent cessation of nuclear generation operations and retirement of facilities at ComEd's Zion Station in Zion, Illinois. The closure resulted in a charge in 1997 of $523 million (after-tax), reflecting the write-off of the unrecoverable portion of the cost of plant and inventories and a liability for future shutdown costs.

   Partially offsetting the charges to earnings for 1997 was a change in the accounting method for revenue recognition to record ComEd's revenues associated with service which had been provided to customers but had not yet been billed at the end of each accounting period, retroactive to January 1, 1997. The change in accounting method increased restated first quarter 1997 operating results by $197 million (after-tax) for the one-time cumulative effect of the change for years prior to 1997.

   On December 16, 1997, the Governor of Illinois signed into law the 1997 Act, which established a phased-process to introduce competition into the electric industry in Illinois under a less regulated structure. The 1997
   Act, as it applies to ComEd, provides for, among other things, a 15% residential base rate reduction commencing on August 1, 1998, an additional 5% residential base rate reduction commencing on May 1, 2002, and customer access to other electric suppliers in a phased-in process. Access for commercial and industrial customers will occur over a period from October 1999 to December 2000, and access for residential customers will occur after May 1, 2002. The 15% residential base rate reduction, commencing on August
   1, 1998, is expected to
    reduce ComEd's operating revenues by approximately $160 million and $375 million in 1998 and 1999, respectively, compared to 1997 rate levels. ComEd is engaged in certain pricing experiments contemplated by the 1997 Act, which are expected to reduce ComEd's operating revenues by approximately $30 million and $60 million in 1998 and 1999, respectively, compared to 1997 rate levels; however, such reductions are expected to be offset by the effects of customer growth.

    The 1997 Act also allows a portion of ComEd's future revenues, including tariffed rates and CTC revenues, to be segregated and used to support the issuance of securities by ComEd or a special purpose financing entity. The proceeds from such security issuances must be used to refinance outstanding debt or equity or for certain other limited purposes. The total amount of such securities that may be issued is approximately $6.8 billion; approximately one-half of that amount can be issued in the twelve-month period commencing on August 1, 1998. See ComEd's Current Report on Form 8-K dated April 23, 1998, regarding its pending application to the ICC to issue up to $3.4 billion of such securities during the second half of 1998.

    The 1997 Act also provides for the collection of a CTC from customers who choose another electric service provider during a transition period that extends through 2006, and can be extended through 2008 with ICC approval if certain factors are met. Additionally, the 1997 Act includes the option to eliminate the FAC, the leveling of certain regulatory requirements to permit operational flexibility, the leveling of certain regulatory and tax provisions as applied to various electric service suppliers and a new, more stringent, liability standard applicable to ComEd in the event of a major outage.

    As a result of the 1997 Act, prices for the supply of electric energy are expected to transition from cost-based, regulated rates to rates determined by competitive market forces. The CTC allows ComEd to recover a portion of any of its costs which might otherwise be unrecoverable under market-based rates. Nonetheless, ComEd will need to take steps to address the portion of such costs which are not recoverable through the CTC. Such steps include cost control efforts, developing new sources of revenue and potential asset dispositions.

(G) For purposes of computing the ratios of earnings to fixed charges: (i) earnings consist of net income before extraordinary items and cumulative effect of a change in accounting principle before deducting net provisions for income taxes (including deferred income taxes and current income taxes applicable to nonoperating activities and income taxes applicable to the closure of Zion Station), investment tax credits deferred and fixed charges; and (ii) fixed charges consist of interest on debt, amortization of debt discount, premium and expense, preferred securities dividend requirements of subsidiary trusts and the estimated interest component of nuclear fuel and other lease payments and rentals.

    ComEd's earnings for the year 1997 and the twelve months ended March 31, 1998 were inadequate to cover fixed charges by approximately $259 million and $282 million, respectively, and fixed charges and preferred and preference stock dividend requirements by approximately $359 million and $381 million, respectively. The deficiency was principally attributable to the earnings impact of the closure of ComEd's Zion Station.

                                USE OF PROCEEDS

  The proceeds from the sale of Securities offered hereby will be used for general corporate purposes, including to discharge or refund (by redemption or by purchase on the open market, in private transactions, by tender offer or otherwise) outstanding long-term debt and preference stock of ComEd, to finance ComEd's ongoing capital improvement program, nuclear fuel expenditures and contributions to nuclear decommissioning trusts, and to supplement working capital. Long-term debt and preference stock to be discharged or refunded is expected to consist of maturing debt and/or sinking fund installments on outstanding preference stock and, should market conditions and the terms of the related debt instrument or preference stock permit, debt and/or preference stock to be refinanced with debt and/or preference stock bearing lower interest or dividend rates. For information concerning ComEd's outstanding long-term debt and preference stock, see Statements of Consolidated Capitalization in the March 31, 1998 Form 10-Q Report.

                              DESCRIPTION OF BONDS

GENERAL.

  The Bonds will be issued under ComEd's Mortgage dated July 1, 1923, as amended and supplemented, and as to be further supplemented by one or more Supplemental Indentures creating the respective series in which the Bonds are to be issued. Harris Trust and Savings Bank (the "Trustee") and D. G. Donovan are the Trustees under such Mortgage, as amended and supplemented, and Supplemental Indentures thereto (collectively hereinafter called the "Mortgage"), copies of which are filed as exhibits to the Registration Statement. The Mortgage provides generally for the issuance of first mortgage bonds in series.

  The following statements are brief summaries of certain of the provisions of the Mortgage and reference is made to the aforementioned exhibits for a more complete statement of such provisions. The terms "lien of the Mortgage," "mortgage date of acquisition," "permitted lien," "prior lien," "prior lien bonds," "property additions" and "utilized under the Mortgage" are hereinafter used with the meanings ascribed to such terms, respectively, by the Mortgage. (Sections 1.27, 1.28, 1.39, 1.40, 1.41, 1.42 and 1.58) The Mortgage contains provisions under which substantially all of the properties of ComEd's electric utility subsidiary, Commonwealth Edison Company of Indiana, Inc. (the "Indiana Company"), might be subjected to the lien of the Mortgage if ComEd should so determine, as additional security for ComEd's bonds, whereupon such subsidiary would become a "mortgaged subsidiary," as defined in the Mortgage. (Section 1.31) Inasmuch as the Indiana Company has sold its electric generation property, it is unlikely that ComEd will cause the Indiana Company to become a mortgaged subsidiary. Consequently, those provisions of the Mortgage, hereinafter summarized, which relate to a mortgaged subsidiary as well as to ComEd, are stated as though they relate to ComEd only.

  The Bonds will be issued only in fully registered certificated or book-entry form, without coupons, in the denomination of $1,000 or any authorized multiple of $1,000. It is expected that the Bonds will be delivered initially in definitive form. ComEd reserves the right, however, to make initial delivery of the Bonds in temporary form. No service charge will be made for any transfer or exchange of any Bonds, except, in the case of transfer, a charge sufficient to reimburse ComEd for any stamp or other tax or governmental charge required to be paid will be made.

  Principal of the Bonds and interest thereon will be payable in Chicago or in New York City, except as may otherwise be set forth in the applicable Prospectus Supplement. Interest on each registered Bond issued in certificated form (with limited exceptions as provided in the Mortgage) will be paid to the person in whose name such Bond is registered at the close of business on the applicable record date specified in the Bond. Payment of interest on Bonds issued in book-entry form will be made to The Depository Trust Company, New York, New York, or its nominee.

  Any terms of the Bonds which are not summarized herein will be described in the applicable Prospectus Supplement.

REDEMPTION PROVISIONS.

  Any applicable redemption provisions of the Bonds will be fixed for each series of Bonds at the time of sale of any such series.

SECURITY.

  The Bonds will rank equally and ratably with all bonds, irrespective of series, now outstanding or hereafter issued under the Mortgage. The Mortgage constitutes a direct first mortgage lien on substantially all property and franchises (other than expressly excepted property) now owned by ComEd, subject only to permitted liens. All property and franchises (other than expressly excepted property and property which may be acquired by ComEd subsequent to the filing of a bankruptcy proceeding with respect to ComEd under the Bankruptcy Reform Act of 1978) hereafter acquired by ComEd will become subject to the lien of the Mortgage, subject only to permitted liens and liens, if any, existing or placed on such after-acquired property at the time of acquisition thereof.

  There are expressly excepted from the lien of the Mortgage, whether now owned or hereafter acquired, certain real estate not used in the public utility business, real estate held by ComEd in the name of a nominee, cash and securities not specifically pledged under the Mortgage, receivables, contracts (other than leases), materials and supplies not included in utility plant accounts, merchandise, automobiles, trucks and other transportation equipment and office furniture and equipment. (Divisions A and B of the Supplemental Indenture dated August 1, 1944)

ISSUANCE OF ADDITIONAL BONDS.

  The Mortgage provides that no bonds may be issued which, as to security, will rank ahead of the Bonds, but, as hereinafter indicated, ComEd may, subject to certain limitations, acquire property subject to prior liens.

  The aggregate principal amount of other bonds which may be issued under the Mortgage and which as to security will rank equally with the Bonds is not limited except as indicated below. Additional bonds of any series may be issued, subject to the provisions of the Mortgage, in a principal amount equal to (a) 66 2/3% of net property additions not previously utilized under the Mortgage, (b) the amount of cash deposited with the Trustee as the basis for the issuance of such bonds and (c) the amount of bondable bond retirements not previously utilized under the Mortgage; provided, however, that no such bonds in any event may be issued under (a) or (b), or under (c) if the bonds to be issued bear a higher rate of interest than that borne by the bonds retired or being retired (except in case such bonds retired or being retired mature within two years), unless the net earnings of ComEd for a twelve-month period within the immediately preceding fifteen-month period shall have been equal to at least two and one-half times the annual interest on all bonds then outstanding under the Mortgage, including the bonds then applied for but not including any bonds then being retired, and on all prior lien bonds then outstanding but not including any prior lien bonds then being retired. For purposes of such net earnings test, revenues include amounts billed subject to refund. The net earnings calculation under the Mortgage is not affected by certain accounting write-offs related to plant costs. (Sections 4.02, 4.03, 4.04, 1.32 and 1.33)

  The Mortgage provides that cash deposited with the Trustee as a basis for the issuance of bonds shall be (a) paid over to ComEd in an amount, certified to the Trustee, equal to 66 2/3% of the amount of net property additions not previously utilized under the Mortgage, or in an amount equal to the amount of bondable bond retirements not previously utilized under the Mortgage, or both, or (b) applied to the purchase or redemption of bonds. (Section 9.02)

  At December 31, 1997, the amount of net property additions, including nuclear fuel, not previously utilized under the Mortgage was approximately $0 million (none of which was available to be utilized for the issuance of additional bonds), and the amount of bondable bond retirements not previously utilized under the Mortgage was approximately $3,780 million.

  "Bondable bond retirements" means an amount equal to the principal amount of bonds retired by application of funds deposited with the Trustee or by surrender of bonds to the Trustee for cancellation, whether or not such deposit of funds or surrender of bonds is pursuant to a sinking fund or purchase fund. (Section 1.10)

  "Net earnings" means the earnings of ComEd as defined in the Mortgage after deducting all charges except: (a) charges for the amortization, write down or write-off of acquisition adjustments or intangibles; (b) property losses charged to operations; (c) provisions for income and excess or other profits taxes imposed on income after the deduction of interest charges, or charges made in lieu of such taxes; (d) interest charges; and (e) amortization of debt and stock discount and expense or premium. Any net profit or net loss from merchandising and jobbing is to be deducted from operating expenses or added to operating expenses, as the case may be. Net non-operating income from property and securities not subject to the lien of the Mortgage may be included in revenues but only to the extent of not more than 10% of the total of such net earnings. No profits or losses on the disposition of property or securities or on the reacquisition of securities shall be included in net earnings. The net earnings calculation under the Mortgage is not affected by certain accounting write-offs related to plant costs. (Section 1.32)

  "Net property additions" means the amount of $50 million, plus the cost or fair value as of the mortgage date of acquisition thereof, whichever is less, of property additions, less all "current provisions for depreciation" made by ComEd after December 31, 1944, after deducting from such current provisions for depreciation the amount of the "renewal fund requirement," if any, for the year 1945 and each subsequent year. (Section 1.44)

  "Current provisions for depreciation" for any period means the greater of:

    (a) the total of the amounts appropriated by ComEd for depreciation during such period on all property of the character of property additions not subject to a prior lien, increased or decreased, as the case may be, by net salvage for such period, such amounts not to include, however, provisions for depreciation charged to surplus, charges to income or surplus for the amortization, write down or write-off of acquisition adjustments or intangibles, property losses charged to operations or surplus, or charges to income in lieu of income and excess or other profits taxes; and

    (b) an amount equal to one-twelfth of 2% for each calendar month of such period (or such lesser percentage as may, at stated intervals, be certified by an independent engineer as adequate) of the original cost, as of the beginning of such month, of all depreciable property of the character of property additions not subject to a prior lien. (Section 1.18)

  Except as set forth above, the Mortgage does not limit the amount of additional bonds which can be issued; and it does not contain any restrictions on the issuance of unsecured indebtedness, such as the Notes. In addition, the Mortgage does not prohibit a merger or sale of substantially all of ComEd's assets or a comparable transaction, unless the lien of the Mortgage is impaired, and does not address the effect on bondholders of a highly leveraged transaction.

RENEWAL FUND REQUIREMENT.

  ComEd covenants that it will, for each year, pay or cause to be paid to the Trustee an amount of cash, as and for a renewal fund, equal to the excess, if any, of current provisions for depreciation of such year over the cost or fair market value as of the mortgage date of acquisition thereof, whichever is less, of property additions for such year, such amount, which will be the renewal fund requirement for such year, to be subject to reduction by an amount equal to the amount, certified to the Trustee, of net property additions or bondable bond retirements, or both, not previously utilized under the Mortgage. (Sections 6.01 and 6.02) There was no renewal fund requirement for any of the years 1945 through 1988, 1991, 1992 or 1997, although there were renewal fund requirements aggregating $541 million, for 1989, 1990 and 1993 through 1996. In 1989, 1990 and 1993, the renewal fund requirement was satisfied by certifying an equivalent amount of net property additions. In 1994 through 1996, the renewal fund requirement was satisfied by certifying an equivalent amount of bondable bond retirements.

ACQUISITION OF PROPERTY SUBJECT TO PRIOR LIENS.

  ComEd covenants that it will not acquire any property subject to a prior lien if the principal amount of prior lien bonds outstanding thereunder and under other prior liens upon such prior lien property exceeds 66 2/3% of the fair value of such part of such property as shall consist of property of the character of property additions, nor unless the net earnings of such property for a twelve-month period within the immediately preceding fifteen-month period shall have been at least two and one-half times the annual interest on all prior lien bonds secured by prior liens on such property. ComEd also covenants that it will not transfer all or substantially all of its property to any other corporation, the property of which is subject to a prior lien, unless the property of such other corporation could be acquired by ComEd under the provisions of such covenant with respect to the acquisition of property subject to a prior lien. (Section 7.15)

  ComEd covenants that it will not issue additional prior lien bonds under any prior lien, and that as soon as all prior lien bonds shall cease to be outstanding under any prior lien, ComEd will promptly procure or cause to be procured the cancellation and discharge of such prior lien. ComEd further covenants that upon the discharge of a prior lien it will cause any cash on deposit with the prior lien trustee (other than cash deposited for the payment or redemption of outstanding prior lien bonds) to be deposited with the Trustee, except to the extent required to be deposited with the trustee under another prior lien. (Section 7.16)

MODIFICATION OF MORTGAGE.

  In general, modifications or alterations of the Mortgage and of the rights and obligations of ComEd and of the bondholders, and waivers of compliance with the Mortgage, may, with the approval of ComEd, be made at a meeting of bondholders upon the affirmative vote of 80% of the bonds entitled to vote at the meeting with respect to the matter involved, but no such modifications or alterations or waivers of compliance shall be made which will permit the extension of the time or times of payment of the principal of or the interest or the premium, if any, on any bonds, or the reduction in the principal amount thereof or in the rate of interest or the amount of any premium thereon, or any other modification in the terms of payment of such principal, interest or premium, which terms of payment are unconditional, or, otherwise than as permitted by the Mortgage, the creation of any lien ranking prior to or on a parity with the lien of the Mortgage with respect to any of the mortgaged property, all as more fully provided in the Mortgage. (Section 17.07)

CONCERNING THE TRUSTEES.

  The Trustee, Harris Trust and Savings Bank, provides general banking services, including those as a depository, for ComEd and certain of its subsidiaries. The Trustee also has aggregate commitments of $29 million in ComEd and its affiliates' lines of credit and provides to them uncommitted short-term lines of credit (including letters of credit) in the amount of $20 million.

  D. G. Donovan, Co-Trustee under the Mortgage, is an officer of the Trustee.

RIGHTS UPON DEFAULT.

  The Mortgage provides that in case any one or more of certain specified events (defined as "completed defaults") shall occur and be continuing, the Trustee or the holders of not less than 25% in principal amount of the bonds may declare the principal of all bonds, if not already due, together with all accrued and unpaid interest thereon, to be immediately due and payable. The Trustee, upon request of the holders of a majority in principal amount of the outstanding bonds, shall waive such default and rescind any such declaration if such default is cured. (Sections 11.02 and 11.21)

  The Mortgage further provides that upon the occurrence of one or more completed defaults, the Trustees may proceed by such suits at law or in equity to foreclose the lien of the Mortgage or to enforce any other appropriate remedy as the Trustees, being advised by counsel, shall determine. (Section 11.05)

  Bondholders have no right to enforce any remedy under the Mortgage unless the Trustees have first had a reasonable opportunity to do so following notice of default to the Trustee and request by the holders of not less than 25% in principal amount of the bonds for action by the Trustees with offer of indemnity satisfactory to the Trustees against costs, expenses and liabilities that may be incurred thereby, but such provision does not impair the absolute right of any bondholder to enforce payment of the principal of and interest on such bondholder's bonds when due. (Section 11.20)

DEFAULT AND NOTICE THEREOF TO BONDHOLDERS.

  The Mortgage provides that the following shall constitute completed defaults:

    (a) default shall be made in the payment of any installment of interest on any of the bonds when due and such default shall continue for 60 days;

    (b) default shall be made in the payment of the principal of any of the bonds when due, whether at maturity or by declaration or otherwise;

    (c) default shall be made in the payment of any installment of interest on any prior lien bonds when due, and such default shall continue for 30 days after written notice given to ComEd (following the expiration of the period of grace, if any, specified in the prior lien securing such prior lien bonds) by the Trustee or to ComEd and the Trustee by the holders of not less than 5% in principal amount of the bonds;

    (d) default shall be made in the payment of the principal of any prior lien bonds when due, whether at maturity or by declaration or otherwise, and such default shall continue for 30 days after written notice to ComEd by the Trustee or to ComEd and the Trustee by the holders of not less than 5% in principal amount of the bonds;

    (e) bankruptcy, receivership or similar proceedings shall be initiated by ComEd; or any judgment entered in such proceedings initiated against ComEd shall not have been vacated, set aside or stayed within 45 days after the entry thereof; and

    (f) default shall be made in the observance or performance of any other of the covenants, conditions or agreements on the part of ComEd contained in the Mortgage or in the bonds or in any prior lien or prior lien bonds, and such default shall continue for 90 days after written notice to ComEd by the Trustee or to ComEd and the Trustee by the holders of not less than 25% in principal amount of the bonds.

  Within 90 days after the occurrence of any default which is known to the Trustees, the Trustees shall give to the bondholders notice of such default unless it shall have been cured; except that, in case of defaults in the payment of principal of or interest on the bonds, or in the payment of any sinking fund or purchase fund installment, the Trustees may withhold such notice if and so long as the board of directors, the executive committee, or a trust committee of directors or responsible officers of the Trustee, or any one or more of them, shall in good faith determine that the withholding of such notice is in the interests of the bondholders and the Co-Trustee shall in good faith determine that the withholding of such notice is in the interests of the bondholders. (Sections 11.02 and 15.03)

CERTIFICATES AND OPINIONS.

  Officers' certificates evidencing compliance with the covenants in the Mortgage relating to the payment of taxes and the maintenance of insurance on properties of ComEd subject to the lien of the Mortgage must be filed as exhibits to the certificate of ComEd filed annually with the Trustee. (Sections 2.01, 7.09 and 7.10(c)) In connection with the taking of various actions by the Trustees or the Trustee upon application of ComEd, including the authentication and delivery of additional bonds (Article IV), the release of property (Section 8.03), the reduction or withdrawal of cash (Section 8.04) and other matters, the Mortgage requires that ComEd furnish to the Trustee orders, requests, resolutions, certificates of officers, engineers, accountants and appraisers, and opinions of counsel and other documents, the particular documents to be furnished in each case being dependent upon the nature of the application.

                             DESCRIPTION OF NOTES

GENERAL.

  The Notes will be issued under ComEd's Indenture dated as of September 1, 1987, as amended and supplemented, and as to be further supplemented by one or more Supplemental Indentures creating the respective series in which the Notes are to be issued. Citibank, N.A., is the Trustee (the "Indenture Trustee") under the Indenture and the Supplemental Indentures thereto (collectively hereinafter called the "Indenture"), copies of which are filed as exhibits to the Registration Statement. The Indenture provides generally for the issuance of notes in series. The following statements are brief summaries of the provisions of the Indenture and reference is made to such exhibits for a more complete statement of such provisions.

  The Notes will be issued only in fully registered certificated or book-entry form (unless otherwise indicated in the Prospectus Supplement with respect to any particular series of Notes) in the denomination of $1,000 or any authorized multiple of $1,000. It is expected that the Notes will be delivered initially in definitive form. ComEd reserves the right, however, to make initial delivery of the Notes in temporary form. No service charge will be made for any transfer or exchange of any Notes, except ComEd may require payment of a sum sufficient to cover any tax or other governmental charge in connection therewith.

  Principal of the Notes and interest thereon will be payable in New York City, except as may otherwise be set forth in the applicable Prospectus Supplement. Interest on each registered Note issued in certificated form (with limited exceptions as provided in the Indenture) will be paid to the person in whose name such Note is registered at the close of business on the applicable record date specified in the Note. Payment of interest on Notes issued in book-entry form will be made to The Depository Trust Company, New York, New York, or its nominee.

  The Notes will be unsecured and will rank equally with ComEd's outstanding unsecured indebtedness. Substantially all of the properties and franchises of ComEd are subject to the lien of the Mortgage under which ComEd's first mortgage bonds are outstanding. (See "Description of Bonds," subcaption "Security," herein.)

  Any terms of the Notes which are not summarized herein will be described in the applicable Prospectus Supplement.

SINKING FUND AND REDEMPTION PROVISIONS.

  Any applicable sinking fund and redemption provisions of the Notes will be fixed for each series of Notes at the time of sale of any such series.

ISSUANCE OF ADDITIONAL SECURITIES.

  The Indenture does not limit the aggregate principal amount of notes which may be issued thereunder. There are notes presently outstanding under the Indenture. Neither the Indenture nor any of the other indentures under which ComEd's several series of debentures are outstanding contains any limitation on the issuance by ComEd of other securities either secured or unsecured. In addition, the Indenture does not address the effect on noteholders of a highly leveraged transaction.

  In addition to the bonds now outstanding under ComEd's Mortgage, bonds of any series may hereafter be issued under the Mortgage, subject to certain net earnings and other requirements. (See "Description of Bonds," subcaption "Issuance of Additional Bonds," herein.)

MODIFICATION OF INDENTURE.

  The Indenture provides that with the consent of the holders of a majority in principal amount of the notes at the time outstanding under the Indenture, of all series which are affected (or without such consent in the case of amendments or modifications that do not affect the rights of any noteholder), ComEd and the Indenture Trustee may enter into supplemental indentures for the purpose of amending or modifying, in any manner, the provisions of the Indenture or of any supplemental indenture, provided that no such supplemental indenture shall, without the consent of the holder of each outstanding note affected thereby, among other things, (i) change the stated maturity of the principal of, or any installment of interest on, any note, or reduce the principal amount thereof or the interest thereon or any premium payable upon the redemption thereof, or (ii) reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required for any such supplemental indenture. (Sections 11.01 and 11.02)

CONCERNING THE INDENTURE TRUSTEE.

  The Indenture Trustee, Citibank, N.A., provides general banking services, including those as a depository, for ComEd. The Indenture Trustee also has aggregate commitments of $87 million in ComEd and its affiliates' lines of credit.

EVENTS OF DEFAULT AND RIGHTS UPON DEFAULT.

  The Indenture provides that the following constitute "Events of Default" with respect to the notes of any series:

    (a) default in the payment of any interest upon any note of that series when it becomes due and payable, and continuance of such default for a period of 60 days;

    (b) default in the payment of the principal of (or premium, if any, on) any note of that series at its maturity;

    (c) default in the deposit of any installment of any sinking fund or similar payment with respect to notes of that series when and as payable, and continuance of such default for a period of 60 days;

    (d) the entry of a decree or order in bankruptcy, receivership or similar proceedings initiated against ComEd, and the continuance of any such decree or order for a period of 45 consecutive days;

    (e) the institution by ComEd of, or the consent by ComEd to the institution of, bankruptcy, insolvency or similar proceedings against ComEd; and

    (f) default in the performance, or breach, of any other covenant or warranty of ComEd in the Indenture, and continuance of such default or breach for a period of 90 days after notice to ComEd by the Indenture Trustee or to ComEd and the Indenture Trustee by the holders of at least 25% in principal amount of the outstanding notes of that series. (Section 7.01)

  The Indenture provides that within 90 days after the occurrence of any default which is known to the Indenture Trustee, the Indenture Trustee shall give to the noteholders notice of such default, unless such default shall have been cured or waived; provided that, except in the case of a default in the payment of the principal of (or premium, if any) or interest on any note of such series or in the payment of any sinking or purchase fund installment, the Indenture Trustee may withhold such notice if and so long as the board of directors, the executive committee, or a trust committee of directors or responsible officers of the Indenture Trustee, or any one or more of them, shall in good faith determine that the withholding of such notice is in the interests of the holders of notes of such series; and provided, further, that in the case of any default in the performance, or breach, of any covenant or warranty referred to in clause (f) of the immediately preceding paragraph, no such notice to holders shall be given until at least 60 days after the occurrence thereof. (Section 8.02)

  If an Event of Default occurs with respect to notes of any series and is continuing, the Indenture Trustee or the holders of 25% in principal amount of the outstanding notes of that series may declare the principal of all the notes of that series due and payable. A majority in principal amount of the outstanding notes of that series may rescind and annul such declaration if the default has been cured. (Section 7.02)

  The holders of a majority in principal amount of the outstanding notes of all series affected by an Event of Default may waive any past default under the Indenture and its consequences, except a default in the payment of the principal of (or premium, if any) or interest on any note or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding note affected. (Section 7.13)

  If an Event of Default occurs and is continuing, the Indenture Trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of notes by such appropriate judicial proceedings as the Indenture Trustee shall deem most effectual. (Section 7.03)

  The Indenture provides that the holders of a majority in principal amount of the outstanding notes issued under the Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee or exercising any trust or power conferred on the Indenture Trustee. (Section 7.12) The Indenture Trustee is not obligated to comply with any request or direction of noteholders pursuant to the Indenture unless it has been offered indemnity against costs and liabilities which it might incur in complying with such request or direction. (Section 8.03(e))

  ComEd is required to file with the Indenture Trustee annually an officers' certificate specifying any defaults known to exist under the Indenture. (Section 3.04)

SATISFACTION AND DISCHARGE OF THE NOTES AND THE INDENTURE.

  Unless otherwise provided in the supplemental indenture creating a series of notes, ComEd shall be deemed to have paid and discharged the entire indebtedness on all the outstanding notes of any such series when (a) either (i)(1) ComEd has deposited with the Indenture Trustee for such purpose an amount sufficient to pay and discharge the entire indebtedness on all outstanding notes of such series for principal (and premium, if any) and interest to the stated maturity or any redemption date thereof, or (2) ComEd has deposited with the Indenture Trustee for such purpose such amount of direct obligations of, or obligations the principal of and interest on which are fully guaranteed by, the United States of America and which are not callable at the option of the issuer thereof as will, together with the income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay and discharge the entire indebtedness on all outstanding notes of such series for principal (and premium, if any) and interest to the stated maturity or any redemption date thereof, or (ii) ComEd has properly fulfilled such other means of satisfaction and discharge as is specified in the supplemental indenture applicable to the notes of such series; (b) ComEd has paid or caused to be paid all other sums payable with respect to the outstanding notes of such series; and (c) ComEd has delivered certain certificates and an opinion of counsel. (Section 6.03)

  The Indenture shall cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of notes) when (a) either (i) all notes theretofore authenticated and delivered and all coupons appertaining thereto have been delivered to the Indenture Trustee for cancellation, or (ii) all such notes not theretofore delivered to the Indenture Trustee for cancellation have become due and payable, or will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Indenture Trustee and ComEd has deposited with the Indenture Trustee for such purpose an amount sufficient to pay and discharge the entire indebtedness on such notes for principal (and premium, if any) and interest to the date of such deposit (in the case of notes which have become due and payable), or to their stated maturity or redemption date, as the case may be; (b) ComEd has paid or caused to be paid all other sums payable under the Indenture by ComEd; and (c) ComEd has delivered certain certificates and an opinion of counsel. (Section 6.01)

  For federal income tax purposes, any such deposit may be treated as a taxable exchange of the related notes for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, holders of such notes would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their notes. Such holders thereafter would be required to include in income a share of the income, gain or loss of the trust. The amount so required to be included in income could be a different amount than would be includable in the absence of such deposit. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of such deposit.

                             DESCRIPTION OF STOCK

  The authorized stock of ComEd now consists of four classes: prior preferred stock, par value $100 per share (the "Prior Preferred Stock") (no shares outstanding); $1.425 convertible preferred stock, without par value--stated value $31.80 per share (the "$1.425 Convertible Preferred Stock"); preference stock, without par value (the New Cumulative Preference Stock to constitute one or more new series of such class); and common stock, par value $12.50 per share. The number of outstanding shares of each class as of March 31, 1998 is set forth in the Statements of Consolidated Capitalization, and the number of authorized shares of each class as of such date is set forth in Note 6 of Notes to Financial Statements, in the March 31, 1998 Form 10-Q Report.

ISSUANCE IN SERIES.

  The Board of Directors is authorized to provide for the issuance of shares of the Prior Preferred Stock and the preference stock from time to time in series and, as to each series, to fix the designation, dividend rate, redemption price or prices, voluntary and involuntary liquidation prices, sinking fund provisions, if any, and conversion provisions, if any, applicable to the shares of such series.

DIVIDENDS.

  Dividends are payable on the Prior Preferred Stock (if and when shares thereof are issued) in preference to dividends on the $1.425 Convertible Preferred Stock, the preference stock and the common stock; dividends are payable on the $1.425 Convertible Preferred Stock in preference to dividends on the preference stock and the common stock; and dividends are payable on the preference stock in preference to dividends on the common stock. Dividends are payable on the Prior Preferred Stock (if and when shares thereof are issued), the $1.425 Convertible Preferred Stock and each series of preference stock quarterly on the first day of February, May, August and November in each year. Dividends are cumulative with respect to the shares of the Prior Preferred Stock (if and when shares thereof are issued), the $1.425 Convertible Preferred Stock and each series of preference stock. Accumulations of dividends do not bear interest.

  The dividend rates per share per annum are indicated by the title of the $1.425 Convertible Preferred Stock and the respective titles of the following outstanding series of preference stock: $1.90 Series, $2.00 Series, $1.96 Series, $7.24 Series, $8.40 Series, $8.38 Series, $2.425 Series, $8.20 Series, $8.40 Series B, $8.85 Series, $9.25 Series, $9.00 Series and $6.875 Series.

REDEMPTION AND REPURCHASE PROVISIONS.

  Subject to the limitations hereinafter stated and except as otherwise provided by the Board of Directors in respect of the shares of a particular series of the Prior Preferred Stock or the preference stock, shares of any one or more of such series, and shares of the $1.425 Convertible Preferred Stock, may be redeemed, on not more than 60 days nor less than 30 days' notice by mail, in whole at any time or in part from time to time at the option of ComEd, or in part from time to time pursuant to any sinking fund or funds created for one or more series of the Prior Preferred Stock or the preference stock, in each case by payment of the then applicable redemption price of the shares to be redeemed. Provision is made whereby, subject to certain conditions, all rights of the holders of shares called for redemption (except the right to exercise any then effective privilege of conversion and the right to receive the redemption moneys) will terminate before the redemption date, upon the deposit with a bank or trust company of the funds necessary for redemption.

  If and so long as ComEd shall be in default in the payment of any quarterly dividend on shares of any series of the preference stock, or in the making or setting aside of any payment under any sinking fund for any such series, ComEd may not (other than by the use of unapplied sinking fund moneys) (1) redeem any shares of the preference stock unless all shares are redeemed or (2) purchase or otherwise acquire for a consideration any such shares, except pursuant to offers of sale made by holders of the preference stock in response to an invitation for tenders given simultaneously by ComEd by mail to the holders of record of all shares of the preference stock then outstanding. The Restated Articles of Incorporation of ComEd contain corresponding provisions applicable to the Prior Preferred Stock and, as to dividend defaults, the $1.425 Convertible Preferred Stock.

  See Notes 9 and 10 of Notes to Financial Statements in the March 31, 1998 Form 10-Q Report for information relating to the redemption provisions applicable to the presently outstanding shares of $1.425 Convertible Preferred Stock and of each presently outstanding series of preference stock.

SINKING FUNDS.

  The $1.425 Convertible Preferred Stock and the $1.90 Series, $2.00 Series, $1.96 Series, $7.24 Series, $8.40 Series, $2.425 Series and $8.38 Series of preference stock do not have sinking funds. The $8.20 Series, $8.40 Series B, $8.85 Series, $9.25 Series, $9.00 Series and $6.875 Series of preference stock have mandatory sinking funds and the $8.40 Series B of preference stock also has optional sinking funds. Each series of Prior Preferred Stock (if and when shares thereof are issued) may have a sinking fund, at the discretion of the Board of Directors, along with such other provisions as shall be fixed and determined by such Board. See
Note 10 of Notes to Financial Statements in the March 31, 1998 Form 10-Q Report for information relating to the preference stock sinking fund provisions.

CONVERSION OF $1.425 CONVERTIBLE PREFERRED STOCK.

  The shares of $1.425 Convertible Preferred Stock are convertible, at the option of the respective holders, into shares of common stock of ComEd currently at the rate of 1.02 shares of common stock for each share of $1.425 Convertible Preferred Stock. Provision is made for adjustment of the conversion price, under certain conditions, in order to protect the conversion rights against dilution. Shares of the $1.425 Convertible Preferred Stock may be converted at any time except that in case of call for redemption the conversion rights will terminate on the tenth day prior to the redemption date. No payment or adjustment with respect to dividends on shares of the $1.425 Convertible Preferred Stock or on the common stock will be made in connection with any conversion.

LIQUIDATION PREFERENCES.

  In the event of dissolution, liquidation or winding up of ComEd, voluntary or involuntary, holders of the Prior Preferred Stock (if any shares thereof are then issued) will be entitled to payment of the applicable liquidation price or prices, out of the assets of ComEd, in preference to the holders of the $1.425 Convertible Preferred Stock, the preference stock and the common stock; holders of the $1.425 Convertible Preferred Stock will be entitled to such payment in preference to the holders of the preference stock and the common stock; and holders of the preference stock will be entitled to such payment in preference to the holders of the common stock.

  In the event of voluntary or involuntary dissolution, liquidation or winding up of ComEd, holders of the common stock will be entitled to receive, ratably, assets of ComEd available for payment to stockholders remaining after payment in full of the preferential amounts on the Prior Preferred Stock (if any), the $1.425 Convertible Preferred Stock and preference stock on such dissolution, liquidation or winding up.

  The current per share voluntary liquidation prices of the outstanding shares of the preference stock are: $8.20 Series, $101; $8.40 Series B, $101; $8.85 Series, $103 through July 31, 1998, and $101 thereafter; $9.25 Series, $103 through July 31, 1999, and $101 thereafter; $9.00 Series, $102 through July 31, 1998, $101 through July 31, 1999, and $100 thereafter; $6.875 Series,
$101.25 through April 30, 1999, and $100 thereafter; plus, in each case, accrued and unpaid dividends, if any, to the date fixed for payment; and after such respective dates at the applicable optional redemption prices (if any) for the respective series. The per share voluntary liquidation prices of the outstanding shares of the $1.90 Series, $2.00 Series, $1.96 Series, $7.24 Series, $8.40 Series, $2.425 Series and $8.38 Series of the preference stock and the $1.425 Convertible Preferred Stock are the respective optional redemption prices in effect on the date of liquidation. See Notes 9 and 10 of Notes to Financial Statements in the March 31, 1998 Form 10-Q Report for information concerning the involuntary liquidation prices applicable to the presently outstanding shares of such stock.

VOTING RIGHTS.

  Holders of shares at any time outstanding, regardless of class, are entitled to one vote for each share held on each matter submitted to a vote at a meeting of stockholders, with the right to cumulate votes in all elections for directors. Unicom Corporation owns 214,226,742 shares of ComEd Common Stock, representing slightly less than 100% of the outstanding shares of such stock at March 31, 1998.

  Without the vote or consent of the holders of at least two-thirds of the outstanding shares, if any, of the Prior Preferred Stock, no stock of any prior or parity class may be created, nor may the Restated Articles of Incorporation of ComEd be amended so as to affect any of the preferences or rights of the Prior Preferred Stock as a class. Without the vote or consent of the holders of at least two-thirds of the outstanding shares of the preference stock, no stock of any class, other than the Prior Preferred Stock, ranking prior to or on a parity with the preference stock may be created, nor may the Restated Articles of Incorporation of ComEd be amended so as to affect any of the preferences or rights of the preference stock as a class. The Restated Articles of Incorporation contain corresponding provisions applicable to the $1.425 Convertible Preferred Stock as a class. No amendment so affecting a single series of either the Prior Preferred Stock or the preference stock (when more than one series of such class is outstanding) nor any amendment of the resolution of the Board of Directors establishing such series may be made that affects any of the preferences or rights of the holders of the shares of such series without the vote or consent of the holders of at least two-thirds of the outstanding shares of such series, but in such case the class vote or consent of the holders of shares of no other series will be required.

  Without the vote or consent of the holders of a majority of the outstanding shares, if any, of the Prior Preferred Stock, no shares of the class (in addition to the 850,000 shares now authorized) or of any class ranking prior to or on a parity with the Prior Preferred Stock may be issued (other than for the retirement of a like amount of stock of such class or classes) if, after such issue, the aggregate stated capital (including paid-in surplus) represented by the outstanding shares of such class or classes (after giving effect to any retirement of shares of such class or classes made in connection with such issue) would exceed 75% of the aggregate stated capital (including paid-in surplus) represented by the then outstanding shares of all subordinate classes, plus consolidated retained earnings (deficit) of ComEd and consolidated subsidiaries as of the end of the preceding fiscal year.

  Without the vote or consent of the holders of a majority of the outstanding shares, if any, of the Prior Preferred Stock, the $1.425 Convertible Preferred Stock and the preference stock, each voting as a class, ComEd may not (except where the parties are in a parent-subsidiary relationship, or when ordered by governmental commission or agency) consolidate with or merge into any other corporation or sell all or substantially all of its property and business.

PREEMPTIVE RIGHTS.

  Holders of the Prior Preferred Stock, the $1.425 Convertible Preferred Stock, the preference stock and the common stock have no preemptive rights to purchase any securities of ComEd.

MISCELLANEOUS.

  The outstanding shares of the $1.425 Convertible Preferred Stock, the preference stock and the common stock are, and the shares of the New Cumulative Preference Stock offered hereby will be, when issued, fully paid and nonassessable.

  The Transfer Agent and Registrar for the New Cumulative Preference Stock will be:

      THE FIRST CHICAGO TRUST COMPANY OF NEW YORK
      30 West Broadway
      New York, New York 10007-2192
      and
      1 North State Street
      Chicago, Illinois 60670-0123

                             PLAN OF DISTRIBUTION

  The Securities may be sold (i) by selecting and negotiating with a managing underwriter or underwriters for the sale, (ii) by a sale directly to a limited number of purchasers or to a single purchaser or (iii) through agents. Securities may be sold outside the United States.

  The Prospectus Supplement sets forth the manner and terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers or agents, the purchase price or prices of the Offered Securities, the proceeds to ComEd from the sale of the Offered Securities, any initial public offering price, any underwriting discount or commission and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers. Any initial public offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best efforts basis for the period of its appointment.

  Underwriters, dealers and agents who participate in the distribution of the Securities, and their officers, directors and controlling persons, may be entitled under agreements to be entered into with ComEd to indemnification by ComEd against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect of such liabilities.

  Unless otherwise set forth in the Prospectus Supplement, the obligations of any underwriter or underwriters to purchase the Offered Securities will be subject to certain conditions precedent and such underwriter or underwriters with respect to the sale of such Offered Securities will be obligated to purchase all of such Offered Securities if any are purchased.

  The Prospectus Supplement sets forth any planned listing of the Offered Securities on a national securities exchange and indicates whether any underwriters, dealers or agents intend to make a market in the Offered Securities as permitted by applicable laws and regulations. No assurance can be given as to the liquidity of or the trading market for the Offered Securities.

                                LEGAL OPINIONS

  The legality of the Securities will be passed upon by Sidley & Austin, One First National Plaza, Chicago, Illinois 60603, counsel for ComEd, and by Winston & Strawn, 35 West Wacker Drive, Chicago, Illinois 60601, counsel for the underwriters, dealers, purchasers or agents. Winston & Strawn acts from time to time as counsel for ComEd and its affiliates in certain matters. The statements as to matters of law and legal conclusions made under "Description of Bonds," subcaption "Security," and "Description of Stock" herein are made on the authority of Sidley & Austin.

                                    EXPERTS

  The financial statements and schedules included or incorporated by reference in the 1997 Form 10-K, the January 30, 1998 Form 8-K Report, and the March 31, 1998 Form 10-Q Report, have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

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  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-
SENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY COMED OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HERE-UNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF COMED SINCE THE DATE HEREOF OR THAT THE IN-FORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                             --------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

                             PROSPECTUS SUPPLEMENT

Description of the Offered Notes........................................... S-2
Underwriting............................................................... S-5

                                  PROSPECTUS

The Company................................................................   2
Available Information......................................................   2
Incorporation of Certain Information by
 Reference.................................................................   2
Summary Information........................................................   3
Use of Proceeds............................................................   8
Description of Bonds.......................................................   8
Description of Notes.......................................................  13
Description of Stock.......................................................  16
Plan of Distribution.......................................................  20
Legal Opinions.............................................................  20
Experts....................................................................  20

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                                 $225,000,000

                                 [COMED LOGO]

                                 COMMONWEALTH
                                EDISON COMPANY

                                  6.95% NOTES

                               DUE JULY 15, 2018

                               ----------------

                             PROSPECTUS SUPPLEMENT

                               ----------------

                           PAINEWEBBER INCORPORATED
                             LEHMAN BROTHERS INC.
                             ABN AMRO INCORPORATED
                           BNY CAPITAL MARKETS, INC.
                               J.P. MORGAN & CO.
                             ARTEMIS CAPITAL GROUP
                           BLAYLOCK & PARTNERS, L.P.

                             --------------------

                                 July 13, 1998

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